FOR IMMEDIATE RELEASE	Tuesday, April 21, 2015

Gannett Co., Inc. Reports 2015 First Quarter Non-GAAP Earnings per Share of $0.49 and 14% Increase in Adjusted EBITDA

Highlights for the quarter include the following:

•	Earnings totaled $0.49 per diluted share on a GAAP and a non-GAAP basis, driven by strong Broadcast and Digital Segment results

•	Overall company revenue growth of 5 percent, also driven by strong Broadcast and Digital Segment results

•	Record first quarter Broadcasting Segment revenue increased 4 percent, more than overcoming the absence of $51 million of Olympic and political revenue that benefited the first quarter of 2014

•	Record first quarter Digital Segment revenue increased 85 percent and 10 percent on a pro forma basis, on the strength of Cars.com and CareerBuilder performance

•	Adjusted EBITDA rose 14 percent to $325 million on a year-over-year basis

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) today reported non-GAAP earnings per diluted share of $0.49 for the first quarter, a 4.3 percent increase from $0.47 for the first quarter of 2014. The increase was driven by substantially better results in the Digital Segment due in part to the acquisition of Classified Ventures (Cars.com) and solid results in the Broadcasting Segment despite the absence of $51 million of Olympic and politically related spending that benefited the first quarter last year.

Gracia Martore, president and chief executive officer, said, “We’re off to a great start in 2015 with strong first quarter results and each of our businesses successfully executing on their strategic plans as we approach our separation into two publicly traded companies mid-year. Broadcasting continues to make strong progress as we continue to successfully integrate our newer stations and expand our digital and other revenue opportunities. In our Digital Segment, CareerBuilder and Cars.com continue to surpass expectations as they evolve and innovate to meet the dynamic needs of their customers. In Publishing, demand for our pioneering USA TODAY local content editions continues to escalate and we are leveraging this increasingly popular content by integrating it into third party news outlets, expanding our reach and gaining entry to new communities that value high-quality journalism.”

Martore continued, “With all three of our businesses gaining momentum, we are very well-positioned to complete the separation of our businesses later this year. We expect to complete the spin-off by mid-year, and look forward to the enhanced opportunities we expect the separation will create for both companies.”

On October 1, 2014, the company completed the acquisition of the 73 percent interest it did not already own in Classified Ventures LLC, which owns Cars.com. On December 29, 2014, the company announced that it sold Gannett Healthcare Group. The company also ceased operations of USA Weekend during the fourth quarter of 2014. Results for the first quarter of 2015 include the impact of all of these transactions.

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CONTINUING OPERATIONS

Operating revenues in the first quarter were $1.5 billion compared to $1.4 billion in the first quarter of 2014, an increase of 4.9 percent year-over-year. Growth of 85.1 percent in Digital Segment revenues, helped by the acquisition of Cars.com and strong organic growth at both Cars.com and CareerBuilder, fueled the increase. Broadcasting Segment revenues were up 3.8 percent due to higher retransmission revenue offset, in part, by the absence of Olympic and political spending in the quarter. Publishing Segment revenues were 8.8 percent lower in the quarter reflecting, in part, the absence of $37 million of revenue associated with USA Weekend, Gannett Healthcare Group, Apartments.com and a commercial printing operation as well as a significant year-over-year decline in the UK exchange rate. On a pro forma, constant currency basis, Publishing Segment revenues were down 5.2 percent, a sequential improvement from fourth quarter 2014 year-over-year comparisons on the same basis.

Net income attributable to Gannett on a non-GAAP basis was $112.8 million in the quarter, a 4.0 percent increase compared to the first quarter in 2014. Operating income on the same basis was 7.5 percent higher and totaled $243.7 million, due primarily to a significant increase in profitability in the Digital Segment and the strong performance of the company's television station portfolio despite very difficult year-over-year comparisons. Adjusted EBITDA (a non-GAAP term detailed in Table 5) was up 14.2 percent in the quarter and totaled $325.3 million. The Adjusted EBITDA margin in the first quarter was 22.1 percent, an increase of 180 basis points compared to the first quarter last year.

Special items in the first quarter of 2015 resulted in a $12.9 million pre-tax gain. Special items impacting operating income include asset impairments of $5.9 million ($0.02 per share), workforce restructuring costs of $13.1 million ($0.04 per share) offset, in part, by a net gain of $6.3 million ($0.02 per share) for transformation items including a gain on the sale of real estate. Special items impacting non-operating income relate primarily to the gain on the sale of Gannett Healthcare Group and totaled $25.7 million ($0.03 per share). Special items in the first quarter of 2014 included operating charges of $22.8 million ($0.06 per share), non-operating charges of $20.4 million ($0.05 per share), and a $23.8 million special tax charge ($0.10 per share).

The table below details first quarter results on a GAAP and non-GAAP basis.
Dollars in thousands, except per share amounts

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 29, 2015	Workforce restructuring	Other transformation items	Asset impairment charges	Non-operating items	Thirteen weeks ended Mar. 29, 2015
Operating income	$230,928	$13,142	$(6,265)	$5,940	$—	$243,745
Other non-operating items	22,780	—	—	—	(25,680)	(2,900)
Income before income taxes	188,007	13,142	(6,265)	5,940	(25,680)	175,144
Provision for income taxes	60,523	4,743	(2,139)	2,282	(17,620)	47,789
Net income	127,484	8,399	(4,126)	3,658	(8,060)	127,355
Net income attributable to Gannett Co., Inc.	112,894	8,399	(4,126)	3,658	(8,060)	112,765
Net income per share - diluted (a)	$0.49	$0.04	$(0.02)	$0.02	$(0.03)	$0.49
(a) total per share does not sum due to rounding.

Operating expenses including special charges noted above totaled $1.24 billion in the quarter compared to $1.20 billion in the first quarter a year ago, an increase of 3.5 percent. Operating expenses on a non-GAAP basis were $1.23 billion and reflect the acquisition of Cars.com. Pro forma non-GAAP operating expenses were down 2.6 percent compared to the first quarter in 2014 due primarily to lower Publishing Segment expenses.

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BROADCASTING

Broadcasting Segment revenues totaled $396.8 million compared to $382.3 million in the first quarter in 2014, an increase of 3.8 percent despite challenging year-over-year comparisons, given $51 million in Olympic and political advertising that contributed to Broadcasting Segment revenues in the first quarter of 2014. The revenue increase was driven by significantly higher retransmission revenue and record Super Bowl advertising.

The following table summarizes the year-over-year changes in select Broadcasting Segment revenue categories. Digital revenues are included in the “Other” category.

Broadcasting Revenue Detail Dollars in thousands

	Thirteen weeks ended Mar. 29, 2015	Percentage change from thirteen weeks ended Mar. 30, 2014

Core (Local & National) (a)	$253,108	(2%)
Political	2,054	(79%)
Retransmission (b)	110,188	26%
Other	31,444	15%
Total	$396,794	4%

(a) Percentage change reflects $41 million of revenue associated with the Olympics in the first quarter of 2014.
(b) Reverse compensation to networks is included as part of programming costs and therefore not included in this line.

Broadcasting Segment revenues were 3.8 percent higher compared to the first quarter of 2014 primarily driven by a 26.0 percent increase in retransmission revenue to $110.2 million compared to $87.5 million in the first quarter of 2014. Digital revenues in the Broadcasting Segment were up 11.2 percent reflecting continued growth in digital marketing services revenue.

Non-GAAP operating expenses in the Broadcasting Segment were $231.5 million, a 6.2 percent increase from the first quarter of 2014 reflecting higher reverse network compensation. Non-GAAP operating income totaled $165.3 million, up 0.6 percent from $164.3 million in the first quarter of 2014. Adjusted EBITDA totaled $184.2 million, an increase of 1.4 percent from $181.7 million in the first quarter last year.

Based on current trends, we expect the percentage increase in total television revenues for the second quarter of 2015 compared to the same quarter in 2014 to be up in the mid-single digits despite challenging year-over-year comparisons as the second quarter of 2014 benefited from political advertising of $17 million.

DIGITAL

Operating revenues in the Digital Segment increased substantially in the quarter, 85.1 percent, compared to the first quarter of 2014 and totaled $332.7 million. The growth was fueled by the acquisition of and very strong results at Cars.com. Digital Segment revenues on a pro forma basis were 10.0 percent higher reflecting a 27.8 percent increase in revenue growth at Cars.com and 4.3 percent at CareerBuilder. This substantial revenue increase at Cars.com was due primarily to higher wholesale rates that Cars.com charges its affiliates, as well as increased average revenue per dealer and unit growth in Cars.com direct markets. A significant increase in its digital software-as-a-service products helped drive the revenue increase at CareerBuilder.

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Non-GAAP pro forma operating expenses were $273.5 million in the quarter, unchanged compared to the first quarter of 2014. As a result, pro forma Digital Segment operating income rose substantially by 98.7 percent to $59.2 million. Adjusted EBITDA on the same basis totaled $89.8 million, up 53.7 percent compared to the first quarter of 2014.

Pro forma digital revenues company-wide, including the Digital Segment and all digital revenues generated by the other business segments, were 7.2 percent higher and totaled $513.1 million. The increase reflects higher affiliate fees at Cars.com as well as higher revenue associated with CareerBuilder, digital marketing solutions products and digital advertising.

In March, Gannett's consolidated domestic Internet audience was 122 million unique visitors reaching 48 percent of the Internet audience, according to comScore Media Metrix Multi-platform. USATODAY.com is one of the most popular news sites and the USA TODAY app is a top news app with 23 million downloads across iPad, iPhone, Android, Windows and Kindle Fire. USA TODAY mobile visitors grew 34 percent to 51 million in March compared to March a year ago according to comScore Mobile Metrix. Newsquest is also an Internet leader in the UK where its network of web sites attracted 152.1 million monthly page impressions from approximately 22.6 million unique users in March 2015.

PUBLISHING

Publishing Segment revenues in the quarter were $768.2 million, down 8.8 percent compared to $842.1 million in the first quarter of 2014. The decline reflects primarily continued softness in display advertising, the change in the Cars.com affiliate agreement economics that impacts our publishing properties, the absence of $37 million of revenue associated with USA Weekend, Gannett Healthcare Group, Apartments.com and a commercial printing operation as well as a year-over-year decline of over 8 percent in the UK exchange rate. Publishing Segment revenues on a pro forma basis declined 6.3 percent as lower display advertising was offset, in part, by growth in digital marketing solutions and digital advertising. On a constant currency basis, pro forma Publishing Segment revenues were down 5.2 percent, a sequential improvement from fourth quarter 2014 year-over-year comparisons on the same basis.

Advertising revenues were 11.3 percent lower in the quarter and totaled $444.4 million while pro forma advertising revenues were down 8.4 percent. Pro forma advertising on a constant currency basis declined 7.1 percent. The comparison improved relative to fourth quarter comparisons.

A summary of the year-over-year percentage change for each of the company's advertising categories can be found on Table 3.

Circulation revenues declined 3.1 percent in the quarter to $273.2 million due primarily to declines at USA TODAY and Newsquest. Circulation revenues at local domestic publishing operations were relatively flat compared to the same period last year reflecting the beneficial impact of pricing strategies as well as continued strength of the All Access Content Subscription Model.

Pro forma Publishing Segment digital revenues were up 4.3 percent due primarily to digital advertising and digital marketing solutions growth. Digital revenues at Newsquest increased 16.4 percent in local currency while digital revenues at USA TODAY and its associated businesses were up 9.4 percent. Pro forma digital revenues at local domestic publishing operations were 2.5 percent higher.

Pro forma non-GAAP Publishing Segment operating expenses were 4.3 percent lower compared with first quarter of 2014 and totaled $730.1 million. The decline reflects continuing efforts to create efficiencies.

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Non-GAAP operating income totaled $38.1 million in the quarter while Adjusted EBITDA on the same basis totaled $66.4 million. These results were unfavorably impacted by approximately $8.9 million due to changes to the Cars.com affiliate agreement and the absence of Apartments.com.

NON-OPERATING ITEMS

The company's equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures prior to its acquisition on October 1st. Equity income in unconsolidated investees was $5.1 million, a decline of 40.4 percent compared to the first quarter of 2014, due primarily to the absence of equity income from Cars.com and Apartments.com.

Interest expense was $70.8 million in the quarter compared to $69.6 million the first quarter last year due to higher average debt outstanding partially offset by a lower average interest rate.

Other non-operating income in the first quarter totaled $22.8 million compared to an expense of $20.7 million in the first quarter of 2014. The increase reflects primarily the gain on the sale of the Gannett Healthcare Group in the first quarter of 2015 and costs associated with a bond redemption in the first quarter a year ago. Excluding special items, expense from other non-operating items in the quarter would have been $2.9 million compared to expense of $0.3 million in the first quarter in 2014.

Net cash flow from operating activities was $145.5 million in the quarter. Free cash flow (a non-GAAP measure) totaled $129.2 million. Long-term debt outstanding was $4.35 billion and total cash was $135.7 million at quarter end.

During the first quarter, the company repurchased approximately 1.1 million shares of its outstanding stock for $37.5 million.

* * * *

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-695-0608 and international callers should dial 1-719-325-2392 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 6321738. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 1-719-457-0820. The confirmation code for the replay is 6321738. Materials related to the call will be available through the Investor Relations section of the company's web site Tuesday morning.

About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people - and the companies who want to reach them - with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual

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report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Thirteen weeks ended Mar. 29, 2015	Thirteen weeks ended Mar. 30, 2014	% Increase (Decrease)
Net operating revenues:
Broadcasting	$396,794	$382,268	3.8
Digital	332,699	179,735	85.1
Publishing advertising	444,408	501,300	(11.3)
Publishing circulation	273,234	282,076	(3.1)
All other Publishing	50,546	58,687	(13.9)
Intersegment eliminations	(24,916)	—	***
Total	1,472,765	1,404,066	4.9

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	700,639	767,532	(8.7)
Selling, general and administrative expenses, exclusive of depreciation	447,244	355,213	25.9
Depreciation	49,483	44,764	10.5
Amortization of intangible assets	32,087	17,743	80.8
Facility consolidation and asset impairment charges	12,384	14,820	(16.4)
Total	1,241,837	1,200,072	3.5
Operating income	230,928	203,994	13.2

Non-operating (expense) income:
Equity income in unconsolidated investees, net	5,058	8,491	(40.4)
Interest expense	(70,759)	(69,648)	1.6
Other non-operating items	22,780	(20,748)	***
Total	(42,921)	(81,905)	(47.6)

Income before income taxes	188,007	122,089	54.0
Provision for income taxes	60,523	52,500	15.3
Net income	127,484	69,589	83.2
Net income attributable to noncontrolling interests	(14,590)	(10,430)	39.9
Net income attributable to Gannett Co., Inc.	$112,894	$59,159	90.8

Net income per share - basic	$0.50	$0.26	92.3
Net income per share - diluted	$0.49	$0.25	96.0

Weighted average number of common shares outstanding:
Basic	227,089	227,230	(0.1)
Diluted	231,931	232,268	(0.1)

Dividends declared per share	$0.20	$0.20	—

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 2
	Thirteen weeks ended Mar. 29, 2015	Thirteen weeks ended Mar. 30, 2014	% Increase (Decrease)
Net operating revenues:
Broadcasting	$396,794	$382,268	3.8
Digital	332,699	179,735	85.1
Publishing	768,188	842,063	(8.8)
Intersegment eliminations	(24,916)	—	***
Total	$1,472,765	$1,404,066	4.9

Operating income (net of depreciation, amortization and facility consolidation and asset impairment charges):
Broadcasting	$175,330	$154,549	13.4
Digital	56,153	23,824	***
Publishing	18,305	42,988	(57.4)
Corporate	(18,860)	(17,367)	8.6
Total	$230,928	$203,994	13.2

Depreciation, amortization and facility consolidation and asset impairment charges:
Broadcasting	$21,261	$27,194	(21.8)
Digital	32,827	8,288	***
Publishing	36,125	36,591	(1.3)
Corporate	3,741	5,254	(28.8)
Total	$93,954	$77,327	21.5

Adjusted EBITDA (a):
Broadcasting	$184,230	$181,743	1.4
Digital	89,829	32,112	***
Publishing	66,375	83,044	(20.1)
Corporate	(15,119)	(12,113)	24.8
Total	$325,315	$284,786	14.2

(a) "Adjusted EBITDA" is a non-GAAP measure used by management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner. The definition of "Adjusted EBITDA" is provided in Table No. 5, along with reconciliations to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income.

PUBLISHING SEGMENT REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 3

The following percentage changes for the Publishing Segment advertising and classified revenue categories are presented on a pro forma basis. See Table No. 8 for more information.

First quarter 2015 year-over-year comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing Segment (constant currency)	Total Publishing Segment

Retail	(6.7%)	(1.0%)	(6.1%)	(7.0%)
National	(19.7%)	(1.1%)	(18.2%)	(18.8%)
Classified:
Automotive	(3.4%)	(6.6%)	(3.8%)	(4.7%)
Employment	(1.7%)	(5.5%)	(2.8%)	(5.4%)
Real Estate	(0.7%)	(10.0%)	(4.4%)	(7.8%)
Legal	(7.4%)	—%	(7.4%)	(7.4%)
Other	(1.8%)	(4.7%)	(2.7%)	(5.5%)
Total classified	(2.8%)	(6.3%)	(3.7%)	(5.8%)
Total advertising	(7.7%)	(4.0%)	(7.1%)	(8.4%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

The company discusses in this report non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, transformation items, non-cash asset impairment charges, certain gains and expenses recognized in non-operating categories and a charge to its income tax provision. The company believes that such expenses, charges and gains are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between years and with peer group companies.

The company also discusses Adjusted EBITDA, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. Adjusted EBITDA is defined as net income attributable to Gannett before (1) net income attributable to noncontrolling interests, (2) income taxes, (3) interest expense, (4) equity income, (5) other non-operating items, (6) workforce restructuring, (7) other transformation items, (8) asset impairment charges, (9) depreciation and (10) amortization. When Adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure is Net income attributable to Gannett. Management does not analyze non-operating items such as interest expense and income taxes on a segment level; therefore, the most directly comparable GAAP financial measure to Adjusted EBITDA when performance is discussed on a segment level is Operating income. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments.” The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company’s capital program, repay indebtedness, add to the company’s cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company’s peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons. Tabular reconciliations for the non-GAAP financial measures are contained in Tables 4 through 8 attached to this news release.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 4 through No. 8 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 4
	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 29, 2015	Workforce restructuring	Other transformation items	Asset impairment charges	Non-operating items	Thirteen weeks ended Mar. 29, 2015
Cost of sales and operating expenses, exclusive of depreciation	$700,639	$(10,653)	$12,709	$—	$—	$702,695
Selling, general and administrative expenses, exclusive of depreciation	447,244	(2,489)	—	—	—	444,755
Facility consolidation and asset impairment charges	12,384	—	(6,444)	(5,940)	—	—
Operating expenses	1,241,837	(13,142)	6,265	(5,940)	—	1,229,020
Operating income	230,928	13,142	(6,265)	5,940	—	243,745
Other non-operating items	22,780	—	—	—	(25,680)	(2,900)
Total non-operating (expense) income	(42,921)	—	—	—	(25,680)	(68,601)
Income before income taxes	188,007	13,142	(6,265)	5,940	(25,680)	175,144
Provision for income taxes	60,523	4,743	(2,139)	2,282	(17,620)	47,789
Net income	127,484	8,399	(4,126)	3,658	(8,060)	127,355
Net income attributable to Gannett Co., Inc.	112,894	8,399	(4,126)	3,658	(8,060)	112,765
Net income per share - diluted (a)	$0.49	$0.04	$(0.02)	$0.02	$(0.03)	$0.49

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 30, 2014	Workforce restructuring	Other transformation costs	Non-operating items	Special tax charge	Thirteen weeks ended Mar. 30, 2014
Cost of sales and operating expenses, exclusive of depreciation	$767,532	$(2,727)	$—	$—	$—	$764,805
Selling, general and administrative expenses, exclusive of depreciation	355,213	(738)	—	—	—	354,475
Amortization of intangible assets	17,743	—	(4,480)	—	—	13,263
Facility consolidation charges	14,820	—	(14,820)	—	—	—
Operating expenses	1,200,072	(3,465)	(19,300)	—	—	1,177,307
Operating income	203,994	3,465	19,300	—	—	226,759
Other non-operating items	(20,748)	—	—	20,400	—	(348)
Total non-operating (expense) income	(81,905)	—	—	20,400	—	(61,505)
Income before income taxes	122,089	3,465	19,300	20,400	—	165,254
Provision for income taxes	52,500	1,200	8,200	8,300	(23,800)	46,400
Net income	69,589	2,265	11,100	12,100	23,800	118,854
Net income attributable to Gannett Co., Inc.	59,159	2,265	11,100	12,100	23,800	108,424
Net income per share - diluted (a)	$0.25	$0.01	$0.05	$0.05	$0.10	$0.47

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 5

"Adjusted EBITDA", a non-GAAP measure, is defined as net income attributable to Gannett before (1) net income attributable to noncontrolling interests, (2) income taxes, (3) interest expense, (4) equity income, (5) other non-operating items, (6) workforce restructuring, (7) other transformation items, (8) asset impairment charges (9) depreciation and (10) amortization. When Adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure is Net income attributable to Gannett. Management does not analyze non-operating items such as interest expense and income taxes on a segment level; therefore, the most directly comparable GAAP financial measure to Adjusted EBITDA when performance is discussed on a segment level is Operating income. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

Reconciliations of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income, follow:

Thirteen weeks ended Mar. 29, 2015:
	Broadcasting	Digital	Publishing	Corporate	Consolidated Total

Net income attributable to Gannett Co., Inc. (GAAP basis)					$112,894
Net income attributable to noncontrolling interests					14,590
Provision for income taxes					60,523
Interest expense					70,759
Equity income in unconsolidated investees, net					(5,058)
Other non-operating items					(22,780)
Operating income (GAAP basis)	$175,330	$56,153	$18,305	$(18,860)	$230,928
Workforce restructuring	348	849	11,945	—	13,142
Other transformation items	(10,342)	2,174	1,903	—	(6,265)
Asset impairment charges	—	—	5,940	—	5,940
Adjusted operating income (non-GAAP basis)	165,336	59,176	38,093	(18,860)	243,745
Depreciation	13,296	7,853	24,593	3,741	49,483
Amortization	5,598	22,800	3,689	—	32,087
Adjusted EBITDA (non-GAAP basis)	$184,230	$89,829	$66,375	$(15,119)	$325,315

Thirteen weeks ended Mar. 30, 2014:
	Broadcasting	Digital	Publishing	Corporate	Consolidated Total

Net income attributable to Gannett Co., Inc. (GAAP basis)					$59,159
Net income attributable to noncontrolling interests					10,430
Provision for income taxes					52,500
Interest expense					69,648
Equity income in unconsolidated investees, net					(8,491)
Other non-operating items					20,748
Operating income (GAAP basis)	$154,549	$23,824	$42,988	$(17,367)	$203,994
Workforce restructuring	—	—	3,465	—	3,465
Other transformation costs	9,756	—	9,544	—	19,300
Adjusted operating income (non-GAAP basis)	164,305	23,824	55,997	(17,367)	226,759
Depreciation	11,697	4,553	23,260	5,254	44,764
Adjusted amortization (non-GAAP basis)	5,741	3,735	3,787	—	13,263
Adjusted EBITDA (non-GAAP basis)	$181,743	$32,112	$83,044	$(12,113)	$284,786

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 6

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is defined as "Net cash flow from operating activities" as reported on the statement of cash flows reduced by "Purchase of property, plant and equipment" as well as "Payments for investments" and increased by "Proceeds from investments." The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company's capital program, repay indebtedness, add to the company's cash balance, or to use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Thirteen weeks ended Mar. 29, 2015

Net cash flow from operating activities	$145,464
Purchase of property, plant and equipment	(19,121)
Payments for investments	(5,000)
Proceeds from investments	7,883
Free cash flow	$129,226

TAX RATE CALCULATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 7

The calculations of the company's effective tax rate on a GAAP and non-GAAP basis are below:

	GAAP		Non-GAAP
	Thirteen weeks ended Mar. 29, 2015	Thirteen weeks ended Mar. 30, 2014	Thirteen weeks ended Mar. 29, 2015	Thirteen weeks ended Mar. 30, 2014

Income before taxes (per Table 4)	$188,007	$122,089	$175,144	$165,254
Noncontrolling interests (per Table 1)	(14,590)	(10,430)	(14,590)	(10,430)
Income before taxes attributable to Gannett Co., Inc.	$173,417	$111,659	$160,554	$154,824

Provision for income taxes (per Table 4)	$60,523	$52,500	$47,789	$46,400

Effective tax rate	34.9%	47.0%	29.8%	30.0%

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8

A reconciliation of the company's revenues and expenses on an as reported basis to a pro forma basis is below:

Thirteen weeks ended Mar. 30, 2014:
	Gannett (as reported)	Special items (a)	Pro forma adjustments (b)	Gannett pro forma

Broadcasting operating revenue:
Local/national	$257,371	$—	$9,646	$267,017
Political	9,976	—	535	10,511
Retransmission	87,468	—	1,698	89,166
Other	27,453	—	925	28,378
Total broadcasting operating revenue	382,268	—	12,804	395,072

Broadcasting operating expenses	227,719	(9,756)	10,709	228,672
Broadcasting operating income	$154,549	$9,756	$2,095	$166,400

	Gannett (as reported)	Special items (a)	Pro forma adjustments (c)	Gannett pro forma
Digital operating revenue	$179,735	$—	$122,697	$302,432
Digital operating expenses	155,911	—	116,736	272,647
Digital operating income	$23,824	$—	$5,961	$29,785

	Gannett (as reported)	Special items (a)	Pro forma adjustments (d)	Gannett pro forma

Publishing operating revenue:
Advertising	$501,300	$—	$(16,297)	$485,003
Circulation	282,076	—	(98)	281,978
Other	58,687	—	(5,867)	52,820
Total publishing operating revenue	842,063	—	(22,262)	819,801

Publishing operating expenses	799,075	(13,009)	(23,337)	762,729
Publishing operating income	$42,988	$13,009	$1,075	$57,072

	Gannett (as reported)	Special items (a)	Pro forma adjustments (e)	Gannett pro forma

Intersegment elimination operating revenue	$—	$—	$(19,667)	$(19,667)
Intersegment elimination operating expenses	—	—	(19,667)	(19,667)
Intersegment elimination operating income	$—	$—	$—	$—

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8 (continued)

	Gannett (as reported)	Special items (a)	Pro forma adjustments (f)	Gannett pro forma

Company-wide operating revenue	$1,404,066	$—	$93,572	$1,497,638
Company-wide operating expenses	1,200,072	(22,765)	84,441	1,261,748
Company-wide operating income	$203,994	$22,765	$9,131	$235,890

(a) See reconciliation of special items in Table 5.
(b) The pro forma adjustments include additions to revenues and expenses as if the third quarter 2014 acquisition of six London Broadcasting Television stations had occurred on the first day of 2014.
(c) The pro forma adjustments include additions to revenue and expenses for the acquisition of Classified Ventures on October 1, 2014 as if it had occurred on the first day of 2014. The pro forma adjustment reflects the addition of revenue amortization for certain unfavorable contracts and amortization for definite-lived intangible assets. Beginning in the fourth quarter of 2014, we began reporting an intersegment elimination with the acquisition of Classified Ventures. In addition, prior quarter intersegment eliminations that were previously reported within the Publishing and Digital segments were adjusted on a pro forma basis to the new intersegment elimination line.

(d) The pro forma adjustments include a decrease of revenue and expense for Apartments.com, which was sold by Classified Ventures in the second quarter of 2014. Pro forma adjustments also include a decrease of revenue and expense related to the sale of a printing press in the second quarter of 2014, the shutdown of USA Weekend in the fourth quarter of 2014 and the sale of the Gannett Healthcare Group on December 29, 2014. The above adjustments reflect the impact of these dispositions as if they occurred on the first day of 2014. Beginning in the fourth quarter of 2014, we began reporting an intersegment elimination with the acquisition of Classified Ventures. In addition, prior quarter intersegment eliminations that were previously reported within the Publishing and Digital segments were adjusted on a pro forma basis to the new intersegment elimination line.

(e) Beginning in the fourth quarter of 2014, we began reporting an intersegment elimination with the acquisition of Classified Ventures. Pro forma adjustments include intersegment eliminations between Classified Ventures and the company's newspapers and TV stations. In addition, prior quarter intersegment eliminations that were previously reported within the Publishing and Digital segments were adjusted on a pro forma basis to the new intersegment line.

(f) The pro forma adjustments include all the pro forma adjustments discussed above.